Exhibit 99.1

Trinity Capital Inc. Reports First Quarter 2020 Financial Results

PHOENIX –(BUSINESSWIRE)-- Trinity Capital Inc. (“Trinity Capital” or the “Company”), a leading specialty lending company that provides debt, including loans and equipment financing, to growth stage companies backed by technology banks, venture capital and private equity firms, today announced its financial results for the quarter ended March 31, 2020.

First Quarter 2020 Highlights1

•	Trinity Capital formation transaction completed on January 16, 2020
•	Total investment income of $10.9 million
•	Net investment income of $4.3 million, or $0.24 per share
•	Aggregate investment deployments of $47.9 million, including $32.9 million across 6 new portfolio companies and $15.0 million across 8 existing portfolio companies
•	Investment portfolio of $398.6 million at fair value
•	Net asset value (NAV) per share decreased to $12.44 from $13.52 on January 16, 2020 (completion of formation transaction)
•	Dividend of $0.22 per share for the first Quarter

Steven Brown, Chairman and Chief Executive Officer of Trinity Capital, commented, “We are excited about our transition to a business development company (“BDC”) during this first quarter of 2020. The formation of Trinity Capital and the access to permanent capital allows us to strengthen our well-established presence in the venture lending and equipment finance space. Growth stage companies remain underserved by traditional lending sources, and unfulfilled demand exists for debt, including loans and equipment financing, to these companies due to the complexity of evaluating risk in these investments. We believe that our extensive experience in both areas presents significant growth opportunities for our platform in a very fragmented market.

Most importantly, we wish health and safety to all as we navigate the coronavirus (COVID-19) pandemic. These unprecedented times require disciplined stewardship, and we are actively taking steps to help our borrowers mitigate the adverse consequences of the current market volatility. We are fortunate to have a time-tested executive leadership team that has endured many market cycles, and we are committed to navigating through this environment.”

During the three months ended March 31, 2020, the Company’s operating results were impacted by the current economic and financial market conditions related to the COVID-19 pandemic. We continue to assess the impact of the COVID-19 pandemic on our portfolio companies. The magnitude of the impact remains to be seen and we cannot reasonably estimate the full impact of COVID-19 on our portfolio companies and, by extension, our future net investment income, the fair value of our portfolio of investments or operating results. For additional information about the COVID-19 pandemic and its potential impact on our results of operations and financial condition, please refer to the “COVID-19 Developments” section and additional disclosure in our Form 10-Q for the quarter ended March 31, 2020.

Background

Trinity Capital Inc. is an internally managed, closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the Investment Company Act of 1940 and intends to elect to be treated as a regulated investment company (RIC) for U.S. federal income tax purposes. On January 16, 2020, following the completion of an equity and a debt capital offering, Trinity Capital completed several acquisitions to consolidate select affiliate funds into its current structure (“formation transactions”). More information on these topics can be found within the Company’s Securities and Exchange Commission (SEC) filings.

1 Financial performance for the quarter primarily reflects operations commencing on January 16, 2020 through March 31, 2020. The Company was primarily involved in organizing the corporate structure prior to January 16, 2020 and operating results for the prior period are considered immaterial.

Results of Operations

For the three months ended March 31, 2020, total investment income was $10.9 million, which represents an approximate effective yield of 13.8% on the investments during the period. This compares to total expenses of $6.6 million, resulting in net investment income of approximately $4.3 million, or $0.24 per share.

The Company realized net gains on investments during the quarter of approximately $0.5 million. The net change in unrealized depreciation from investments of $24.3 million was primarily due to the mark-to-market impact on our private equity and warrant portfolio as well as our debt investments, resulting from the economic disruption caused by the COVID-19 pandemic and its effect on market yields and portfolio company performance. During the quarter, no reversal of unrealized appreciation was generated because investments were recorded at their fair values during the formation transaction.

The Company incurred a net decrease in net assets from operations of $19.5 million, prior to formation transaction costs. When accounting for formation costs of $15.5 million, the Company recorded a net decrease in net assets resulting from operations of $35.1 million. The decrease in net assets resulting from operations was ($1.97) per share based on the weighted average basic and fully diluted shares outstanding for the three months ended March 31, 2020.

Net Asset Value

The NAV at the close of the formation transactions on January 16, 2020 was $13.52 reflecting a 9.9% discount to the purchase price of $15.00 per share in connection with the acquisition of the legacy funds and the private placement of equity and debt. The discount of $1.48 per share was primarily attributable to the underwriting, acquisition and organizational costs incurred in connection with the transactions. The decline in NAV per share of $1.08 to $12.44 at the end of the first quarter was primarily driven by the aforementioned net change in unrealized depreciation from investments offset by net investment income and realized gains. Total net assets at the end of the first quarter were $224.6 million.

Portfolio and Investment Activity

As of March 31, 2020, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $398.6 million and was comprised of approximately $282.1 million in secured loans, $88.4 million in equipment financings, and $28.1 million in equity and equity-related investments, including warrants across 81 portfolio companies.

During the first quarter, the Company made total investments of approximately $47.9 million comprised of approximately $32.9 million of investments in 6 new portfolio companies and approximately $15.0 million of investments in 8 existing portfolio companies. Proceeds received from repayments of the Company’s investments totaled approximately $44.5 million.

As of the end of the first quarter, loans to three portfolio companies were on non-accrual status with a total fair value of approximately $3.3 million, or 0.8 percent of our investment portfolio.

The following table shows the distribution of our loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of March 31, 2020 (dollars in thousands):

March 31, 2020
Designation	Risk Rating Score Range	Company Count	Investment at Fair Value	Percentage of Portfolio
Very Strong Performance	4.0 - 5.0	5	$55,109	14.9%
Strong Performance	3.0 - 3.9	21	113,320	30.6%
Performing	2.0 - 2.9	25	172,190	46.5%
Watch	1.6 - 1.9	3	27,123	7.3%
Default/Workout	1.0 - 1.5	2	2,762	0.7%
Total		56	$370,504	100.0%

At March 31, 2020, our loan and equipment financing investments had a weighted average risk rating score of 2.9.

Liquidity and Capital Resources

During January 2020, the Company issued a total 8,333,333 shares of common stock for gross proceeds of $125.0 million in connection with a private placement of its common stock. Concurrent with the private placement, the Company completed a private offering of its 7% Notes for gross proceeds of $125.0 million. The Notes are due January 2025 and are callable by the Company after January 2023.

On January 16, 2020, in connection with the formation transaction, the Company became a party to and assumed a $300 million credit agreement (“Credit Facility”) with Credit Suisse AG maturing on January 8, 2022, providing the Company the ability to borrow up to $300.0 million at LIBOR plus 3.25%, with a permitted advance rate of up to 65% of eligible investments.

At the time the Company assumed the Credit Facility, $190.0 million had already been drawn down on the Credit Facility. During the first quarter, the Company made repayments of approximately $60.0 million to the Credit Facility.

At March 31, 2020, the Company had approximately $130.0 million in borrowings outstanding under the Credit Facility and a borrowing capacity of approximately $57.9 million.

As of that same date, the Company held $120.5 million in available liquidity, including $62.6 million in unrestricted cash and cash equivalents. Restricted cash consists of approximately $16.1 million related to Credit Facility covenants and approximately $0.8 million held in escrow.

Distributions

Trinity Capital’s distribution reinvestment plan provides for the reinvestment of dividends in the form of common stock on behalf of its stockholders unless a stockholder has elected to receive dividends in cash. For the three months ended March 31, 2020, no dividends were declared or paid to stockholders.

On May 7, 2020, the Company’s Board of Directors declared a dividend of $0.22 per share with respect to the quarter ended March 31, 2020. The distribution will be payable on June 5, 2020 to shareholders of record as of May 29, 2020. The dividend represents an annualized return of approximately 7.0% to shareholders based on the initial common stock purchase price of $15.00 per share.

Conference Call

Trinity Capital will hold a conference call to discuss its first quarter 2020 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, May 14, 2020.

To listen to the call, please dial (888) 285-0969, or (706) 758-9224 internationally, and reference Conference ID: 3464987 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 585-8367 or (404) 537-3406 and enter the passcode 3464987.

About Trinity Capital Inc.

Trinity, an internally managed specialty lending company that has elected to be regulated as a BDC under the Investment Company Act of 1940, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity’s investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term debt and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies. For more information, please visit https://trincapinvestment.com/.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company’s financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed quarterly report on Form 10-Q and subsequent SEC filings.

Contact

Vibhor Garg
Director, Marketing
Trinity Capital, Inc.
vgarg@trincapinvestment.com

Trinity Capital, Inc.

Consolidated Statements of Assets and Liabilities

(dollars in thousands, except share and per share data)

	March 31,	December 31,
ASSETS	2020	2019
Investments at fair value:	(unaudited)
Control investments (cost of $28,440 and $0, respectively)	$21,314	$-
Affiliate investments (cost of $6,886 and $0, respectively)	5,380	-
Non-control / Non-affiliate investments (cost of $387,544 and $0, respectively)	371,899	-
Total investments (cost of $422,870 and $0, respectively)	398,593	-
Cash and cash equivalents	62,602	-
Restricted cash	16,883	-
Interest receivable	3,180	-
Deferred financing costs	-	3,525
Deferred offering costs	-	2,677
Prepaid expenses	122	-
Other assets	793	-
Total assets	$482,173	$6,202

LIABILITIES
Credit facility, net of $3,301 and $0, respectively, of unamortized deferred financing cost	$126,699	$-
Notes payable, net of $5,309, and $0, respectively, of unamortized deferred financing cost	119,691	-
Accounts payable and accrued expenses	4,823	5,668
Due to related party	-	1,058
Other liabilities	6,397	-
Total liabilities	257,610	6,726

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized,
18,049,860 and 10 shares issued and outstanding as of March 31, 2020	18	-
and December 31, 2019, respectively)
Paid-in capital in excess of par	260,120	-
Distributable earnings (accumulated loss)	(35,575)	(524)
Total net assets	224,563	(524)
Total liabilities and net assets	$482,173	$6,202
NET ASSET VALUE PER SHARE	$12.44	$(52,418)

Trinity Capital, Inc.

Consolidated Statement of Operations

(dollars in thousands except share and per share data)

For the Three
Months Ended
March 31, 2020
INVESTMENT INCOME:
Interest income:
Control investments	$59
Affiliate investments	116
Non-Control / Non-Affiliate investments	10,685
Total investment income	10,860
EXPENSES:
Interest expense and other debt financing costs	4,269
Compensation and benefits	1,378
General and administrative	904
Total expenses	6,551
NET INVESTMENT INCOME	4,309
NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Non-Control / Non-Affiliate investments	503
Net realized gain	503
NET CHANGE IN UNREALIZED APPRECIATION / (DEPRECIATION) FROM INVESTMENTS:
Control investments	(7,128)
Affiliate investments	(1,507)
Non-Control / Non-Affiliate investments	(15,642)
Net change in unrealized appreciation/(depreciation) from investments	(24,277)
NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS BEFORE FORMATION COSTS	(19,465)
Costs related to the acquisition of Trinity Capital Holdings, LLC. and Legacy Funds	(15,586)
NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(35,051)
NET INVESTMENT INCOME PER SHARE - BASIC AND DILUTED	$0.24
NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS
PER SHARE - BASIC AND DILUTED	$(1.97)
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	17,821,790